Filed pursuant to Rule 433
Dated April 15, 2025

Relating to
Preliminary Pricing Supplement No. 7,843 dated April 15, 2025 to
Registration Statement No. 333-275587
Global Medium-Term Notes, Series J
Euro Floating Rate Senior Registered Notes Due 2028
Euro Fixed/Floating Rate Senior Registered Notes Due 2031
Euro Fixed/Floating Rate Senior Registered Notes Due 2036

Euro Floating Rate Senior Registered Notes Due 2028
Issuer:	Morgan Stanley
Principal Amount:	€1,500,000,000
Maturity Date:	April 5, 2028
Trade Date:	April 15, 2025
Original Issue Date (Settlement):	April 22, 2025 (T+3)
Interest Accrual Date:	April 22, 2025
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.250%
All-in Price:	99.750%
Net Proceeds to Issuer:	€1,496,250,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 1.000%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 5, April 5, July 5 and October 5, commencing July 5, 2025
Initial Interest Rate:	The Base Rate plus 1.000%; to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	July 5, 2025
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, (i) in whole but not in part, on April 5, 2027, or (ii) in whole at any time or in part from time to time, on or after March 5, 2028, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:	Application will be made for listing on the Official List of the Financial Conduct Authority and for admission to trading on the London Stock Exchange’s Main Market after the Original Issue Date. No assurance can be given that such applications will be granted.
ISIN:	XS3057365895
Common Code:	305736589
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A+ (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Positive)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No EEA PRIIPs KID:	No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.
UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:
Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).  No UK PRIIPs key information document (KID)  has been prepared as the notes are not available to retail investors in UK.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Euro Floating Rate Senior Registered Notes Due 2028 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Euro Fixed/Floating Rate Senior Registered Notes Due 2031
Issuer:	Morgan Stanley
Principal Amount:	€1,500,000,000
Maturity Date:	May 22, 2031
Trade Date:	April 15, 2025
Original Issue Date (Settlement):	April 22, 2025 (T+3)
Interest Accrual Date:	April 22, 2025
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.350%
All-in Price:	99.650%
Net Proceeds to Issuer:	€1,494,750,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding May 22, 2030
Floating Rate Period:	From and including May 22, 2030 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.521% per annum; during the Floating Rate Period, the Base Rate plus 1.315% (to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding each Interest Reset Date)

Base Rate:	EURIBOR
Spread (plus or minus):	Plus 1.315%
Index Maturity:	Three months

Interest Reset Dates:	Each Interest Payment Date commencing May 22, 2030, provided that the May 22, 2030 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, annual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each May 22, commencing May 22, 2025 to and including May 22, 2030; with respect to the Floating Rate Period, each February 22, May 22, August 22 and November 22, commencing August 22, 2030 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, Actual/Actual (ICMA); during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after October 24, 2025 and prior to May 22, 2030, in whole at any time or in part from time to time, as described in the below-referenced pricing supplement (spread to reinvestment rate: plus 20 basis points).
Notwithstanding the definition of “reference security” in the below-referenced preliminary pricing supplement, “reference security” means the German government bond bearing interest at a rate of 2.40 per cent per annum and maturing on 18 April 2030 with ISIN DE000BU25042.
In addition, the Issuer may, at its option, redeem the notes, (i) in whole but not in part, on May 22, 2030, or (ii) in whole at any time or in part from time to time, on or after February 22, 2031, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the Financial Conduct Authority and for admission to trading on the London Stock Exchange’s Main Market after the Original Issue Date.  No assurance can be given that such applications will be granted.

ISIN:	XS3057365549
Common Code:	305736554
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A+ (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Positive)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No EEA PRIIPs KID:	No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:
Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).  No UK PRIIPs key information document (KID)  has been prepared as the notes are not available to retail investors in UK.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Euro Fixed/Floating Rate Senior Registered Notes Due 2031 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Euro Fixed/Floating Rate Senior Registered Notes Due 2036
Issuer:	Morgan Stanley
Principal Amount:	€1,000,000,000
Maturity Date:	May 22, 2036
Trade Date:	April 15, 2025
Original Issue Date (Settlement):	April 22, 2025 (T+3)
Interest Accrual Date:	April 22, 2025
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.450%
All-in Price:	99.550%
Net Proceeds to Issuer:	€995,500,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding May 22, 2035
Floating Rate Period:	From and including May 22, 2035 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 4.099% per annum; during the Floating Rate Period, the Base Rate plus 1.553% (to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding each Interest Reset Date)

Base Rate:	EURIBOR
Spread (plus or minus):	Plus 1.553%
Index Maturity:	Three months
Interest Reset Dates:	Each Interest Payment Date commencing May 22, 2035, provided that the May 22, 2035 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, annual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each May 22, commencing May 22, 2025 to and including May 22, 2035; with respect to the Floating Rate Period, each February 22, May 22, August 22 and November 22, commencing August 22, 2035 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, Actual/Actual (ICMA); during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after October 24, 2025 and prior to May 22, 2035, in whole at any time or in part from time to time, as described in the below-referenced pricing supplement (spread to reinvestment rate: plus 25 basis points).
In addition, the Issuer may, at its option, redeem the notes, (i) in whole but not in part, on May 22, 2035, or (ii) in whole at any time or in part from time to time, on or after February 22, 2036, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated

maturity date, you may have to re-invest the proceeds in a lower interest rate environment.
Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the Financial Conduct Authority and for admission to trading on the London Stock Exchange’s Main Market after the Original Issue Date.  No assurance can be given that such applications will be granted.

ISIN:	XS3057365465
Common Code:	305736546
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A+ (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Positive)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No EEA PRIIPs KID:	No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.
UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:
Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).  No UK PRIIPs key information document (KID)  has been prepared as the notes are not available to retail investors in UK.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Euro Fixed/Floating Rate Senior Registered Notes Due 2036 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Preliminary Pricing Supplement No. 7,843 dated April 15, 2025
Prospectus Supplement dated November 16, 2023
Prospectus dated April 12, 2024

When you read the prospectus supplement, please note that all references in such prospectus supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.